Amalgamated Financial Corp. Reports Fourth Quarter 2025 Financial Results: Record Quarterly Deposit Growth of Nearly $1 Billion Net Interest Margin Rises to 3.66% | Common Equity Tier 1 Capital Ratio of 14.26% NEW YORK, January 22, 2026 – (BUSINESS WIRE) – Amalgamated Financial Corp. (the “Company” or “Amalgamated”) (Nasdaq: AMAL), the holding company for Amalgamated Bank (the “Bank”), today announced financial results for the fourth quarter and full year ended December 31, 2025. Fourth Quarter 2025 Highlights (on a linked quarter basis) • Net income of $26.6 million, or $0.88 per diluted share, compared to $26.8 million, or $0.88 per diluted share. • Core net income1 of $30.0 million, or $0.99 per diluted share, compared to $27.6 million, or $0.91 per diluted share. Deposits and Liquidity • On-balance sheet deposits increased $179.2 million, or 2.3%, to $7.9 billion. • Off-balance sheet deposits increased $789.2 million, or 11.1%, to $1.1 billion. • Political deposits increased $286.9 million, or 19.9%, to $1.7 billion, comprising both on and off-balance sheet deposits. • Average cost of deposits decreased 16 basis points to 151 basis points, where non-interest-bearing deposits comprised 41% of total deposits, up from 37% in the prior quarter. • Cash and borrowing capacity totaled $4.3 billion (immediately available) plus unpledged securities (two-day availability) of $486.0 million for total liquidity within two-days of $4.7 billion (103% of total uninsured deposits). Margin, NII, and Assets • Net interest margin expanded 6 basis points to 3.66%. • Net interest income grew $1.4 million, or 1.8%, to $77.9 million. • Net loans receivable increased $167.4 million, or 3.5%, to $4.9 billion. • Net loans in growth mode (commercial and industrial, commercial real estate, and multifamily) grew $217.6 million, or 7.0%, to $3.3 billion. • Sold $41.9 million of sub 3% coupon performing residential loans during the quarter. • PACE assessments grew $37.7 million, or 3.0%, to $1.3 billion, including C-PACE growth of $27.4 million. • Multifamily and commercial real estate loan portfolios totaled $2.0 billion and had a concentration of 214% to total risk based capital. Capital and Returns • Tangible book value per share1 increased $0.87, or 3.4%, to $26.18. • Tier 1 leverage ratio grew by 18 basis points to 9.36% and the Common Equity Tier 1 ratio was 14.26%. • Tangible common equity1 ratio of 8.81%, with strong quarterly earnings offset by balance sheet growth. • Core return on average tangible common equity1 of 15.41% and core return on average assets1 of 1.37%. Share Repurchase • Repurchased approximately 309,000 shares during the quarter, through December 31, 2025, with $11.2 million in remaining capacity under the share repurchase program approved on March 10, 2025. • Approximately 58,000 shares have been repurchased from January 1 through January 20, 2026. 1 1 Definitions are presented under “Non-GAAP Financial Measures”. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure are set forth on the last page of the financial information accompanying this press release and may also be found on the Company’s website, www.amalgamatedbank.com.

amalgamated FINANCIAL CORP.

Full Year 2025 Highlights (from year end 2024)

- Net income of $104.4 million, or $3.41 per diluted share, compared to $106.4 million, or $3.44 per diluted share, a decrease of 1.9%.
- Core net income[1] was $111.6 million, or $3.64 per diluted share, as compared to $107.8 million, or $3.48 per diluted share, an increase of 3.6%.
- Total on-balance sheet deposits increased by $768.6 million, or 10.7% to $7.9 billion.
- Total off-balance sheet deposits increased by $1.1 billion.
- Net loans receivable increased $286.8 million, or 6.2%, to $4.9 billion.
- Net loans in growth mode (commercial and industrial, commercial real estate, and multifamily) increased $403.4 million, or 13.7%.
- PACE assessments increased $84.6 million, or 7.1%, to $1.3 billion, including C-PACE growth of $59.0 million, or 22.0%, to $327.7 million.
- Net interest income increased $15.4 million, or 5.5%, to $297.8 million.
- Net interest margin expanded 8 basis points, or 2.3% to 3.59%
- Nonperforming assets were stable, increasing 1 basis point to $28.7 million, or 0.32% of total assets.
- Classified or criticized assets increased by 15 basis points to 2.21% of total loans.
- Tangible book value per share increased $3.58, or 15.8%, to $26.18 from $22.60.

Priscilla Sims Brown, President and Chief Executive Officer, commented, "We had a record breaking quarter for deposit gathering, generating nearly $1 billion of new deposits across all of our customer segments. This demonstrates the mission-aligned, differentiated competitive advantage that only Amalgamated possesses. We now look forward to driving the next phase of Amalgamated's growth, and building on this solid foundation."

Fourth Quarter Earnings

Net income was $26.6 million, or $0.88 per diluted share, compared to $26.8 million, or $0.88 per diluted share, for the prior quarter. The $0.2 million decrease during the quarter was primarily driven by a $3.8 million loss on a pool sale of low-yielding residential loans, and an expected $2.8 million increase in non-interest expense. This was partially offset by a $1.5 million increase in ICS One Way Sell fee income from off-balance sheet deposits, a $1.4 million increase in net interest income, a $0.7 million decrease in losses on securities sales, as well as a a $3.3 million decrease in income tax expense.

Core net income[1] was $30.0 million, or $0.99 per diluted share, compared to $27.6 million, or $0.91 per diluted share, for the prior quarter. As shown in the table below, a net loss of $2.7 million related to non-core income items, and $1.4 million of non-core expense items was excluded in the calculation of core net income in the fourth quarter. For additional details on each component item within the non-core income and expense figures listed below, please see the GAAP to Non-GAAP reconciliation included at the end of this document.

(in millions)	As of and for the Three Months Ended		
Core net income	**December 31, 2025**	**September 30, 2025**	**QoQ Change**
Net Income (GAAP)	$ 26.6	$ 26.8	$ (0.2)
Add: Non-core (income)/losses	2.7	0.8	1.9
Add: Non-core expense	1.5	0.3	1.2
Less: Tax on notable items	(0.8)	(0.3)	(0.5)
Core net income (non-GAAP)	$ 30.0	$ 27.6	$ 2.4

Net interest income was $77.9 million compared to $76.4 million for the prior quarter. Loan interest income decreased $0.6 million, and loan yields decreased 11 basis points as expected, mainly as a result of an interest income recapture recognized in the third quarter. Adjusted loan yields rose modestly during the quarter by 1 basis point as average balances increased

2

$60.8 million, partially offset by downward repricing due to Federal Reserve Bank rate cuts. Interest income on securities decreased $1.0 million driven by a 4 basis point decrease in securities yield related to interest rate resets. Interest expense on total interest-bearing deposits decreased $3.1 million driven primarily by a 14 basis point decrease in cost, paired with a decrease in the average balance of total interest-bearing deposits of $224.2 million. The decrease in cost was primarily related to movement of $789.2 million of ICS deposits off-balance sheet, as well as repricing on money market products and select non-time deposit accounts in tandem with the Federal Reserve Bank rate cuts. Non-interest bearing demand accounts increased $323.0 million. Net interest margin was 3.66%, an increase of 6 basis points from 3.60% in the prior quarter. The increase from the prior quarter was primarily due to a notable 322 basis point improvement in the ratio of non-interest bearing to interest-bearing deposits to 40.7%, as well as decreases in total deposit costs mentioned above. Additionally, income from prepayment penalties had a 4 basis point impact on net interest margin in the current quarter, compared to no impact in the prior quarter. Provision for credit losses totaled an expense of $5.5 million compared to an expense of $5.3 million in the prior quarter. The expense in the quarter was primarily driven by expected consumer charge-offs, an additional charge-offs related to a planned note sale on a non-performing multifamily loan, as well as increases to specific reserves on three related multifamily loans that moved to nonaccrual status during the quarter. Non-interest income was $7.3 million, compared to $9.2 million in the prior quarter. Excluding the non-core income and expense adjustments noted above, core non-interest income1 was $10.1 million, compared to $10.0 million in the prior quarter with commercial banking fees and income from the trust business improving modestly. Non-interest expense was $46.4 million, an increase of $2.8 million from the prior quarter. Core non-interest expense1 was $44.9 million, an increase of $1.5 million from the prior quarter. This was mainly driven by an expected $1.0 million increase in data processing expense related to the Bank’s continued investment in digital transformation development. Core efficiency ratio1 was 51.13% during the quarter, and remained within range of our guidance threshold of 52% throughout all of 2025. The provision for income tax expense was $6.6 million, compared to $9.9 million for prior quarter. The effective tax rate for the quarter was 19.9%, compared to 27.0% for the prior quarter. The decrease in the tax rate was primarily the result of the recognition of a $1.5 million tax credit, which also resulted in a YTD tax expense recapture of $1.0 million due to a lower annual effective tax rate. There were other discrete tax items which resulted in a net tax benefit, which also contributed to the lower effective tax rate for the quarter. Excluding these discrete items and the YTD tax expense recapture, the tax rate would have been 26.6%. Excluding the benefit of the tax credit recognition, core net income would have been $27.4 million, or $0.91 per diluted share. The tax credit recorded this quarter reflects a new tax planning strategy under which credits will be recognized directly through the tax provision, rather than through non-interest income as in prior periods. As a result, historical tax credit recognition will no longer be classified as non-core due to immateriality, and credits recognized under the current strategy will be recorded as core, consistent with their treatment this quarter. Balance Sheet Quarterly Summary Total assets were $8.9 billion at December 31, 2025, a $186.9 million, or 2.1%, increase compared to $8.7 billion at September 30, 2025. Notable changes within individual balance sheet line items include a $175.7 million increase in cash and cash equivalents primarily related to deposit growth across all segments, and a $159.5 million decrease in securities primarily from maturities and paydowns to fund net loan growth of $167.4 million. For liabilities, on-balance sheet deposits 3 increased by $179.3 million, but average deposits were flat in connection with the off-balance sheet strategy. Off-balance sheet deposits increased by $789.2 million in the quarter. Equity grew by $18.9 million. Total net loans receivable at December 31, 2025 were $4.9 billion, an increase of $167.4 million, or 3.5% for the quarter. The increase in loans was primarily driven by a $60.9 million increase in commercial and industrial loans and a $189.7 million increase in multifamily loans, partially offset by a $32.9 million decrease in the commercial real estate portfolio, our identified growth portfolios. Loans in non-growth mode decreased by $49.9 million, primarily due to a $10.4 million decrease in consumer solar loans from normal runoff, and a $39.6 million decrease in residential loans, primarily due to the noted loan pool sale. Total on-balance sheet deposits were $7.9 billion at December 31, 2025, an increase of $179.2 million, or 2.3%, during the quarter. Including accounts held off-balance sheet, deposits held by politically active customers, such as campaigns, PACs, advocacy-based organizations, and state and national party committees were $1.7 billion as of December 31, 2025, an increase of $286.9 million during the quarter. Non-interest-bearing deposits represented 40% of average total deposits and 41% of ending total deposits for the quarter, contributing to an average cost of total deposits of 151 basis points. Super-core deposits totaled approximately $4.5 billion, had a weighted average life of 17 years, and comprised 57% of total deposits. Total uninsured deposits were $4.6 billion, comprising 58% of total deposits. Nonperforming assets totaled $28.7 million, or 0.32% of period-end total assets, an increase of $5.7 million, compared with $23.0 million, or 0.26% of period-end total assets on a linked quarter basis. The increase in nonperforming assets was primarily driven by three multifamily loans that were put on nonaccrual status this quarter, totaling $10.3 million. This was partially offset by the charge-offs of one $2.8 million nonaccrual multifamily loan, and the charge-offs of one $1.0 million commercial real estate loan. Criticized or classified loans increased $30.3 million largely related to the downgrade of 6 multifamily loans totaling $36.7 million and attributable to one borrower, as well as the downgrade of one $5.2 million construction loan and $0.2 million of small business loans. This was partially offset by the payoff of three commercial and industrial loans totaling $4.0 million, an upgrade of one $0.9 million commercial and industrial loan, the charge-offs of one $2.8 million multifamily loan moved to held for sale, one $1.0 million commercial real estate loan, and four additional small business loans totaling $0.4 million. The allowance for credit losses on loans increased $1.1 million to $57.6 million. The ratio of allowance to total loans was 1.16%, a decrease of 2 basis points from 1.18% in the third quarter of 2025. Capital Quarterly Summary As of December 31, 2025, Common Equity Tier 1 Capital ratio was 14.26%, Total Risk-Based Capital ratio was 16.44%, and Tier-1 Leverage Capital ratio was 9.36%, compared to 14.21%, 16.41%, and 9.18%, respectively, as of September 30, 2025. Stockholders’ equity at December 31, 2025 was $794.5 million, an increase of $18.9 million during the quarter. The increase in stockholders’ equity was primarily driven by $26.6 million of net income for the quarter and a $3.1 million improvement in accumulated other comprehensive loss due to the tax effected mark-to-market adjustment on the available for sale securities portfolio. This was partially offset by $8.7 million of share buybacks and $4.3 million in dividends paid at $0.14 per outstanding share. Tangible book value per share was $26.18 as of December 31, 2025 compared to $25.31 in the prior quarter. Tangible common equity improved to 8.81% of tangible assets, compared to 8.79% as of September 30, 2025. 4

Conference Call As previously announced, Amalgamated Financial Corp. will host a conference call to discuss its fourth quarter and full year results today, January 22, 2026 at 11:00 a.m. (Eastern Time). The conference call can be accessed by dialing 1-877-407-9716 (domestic) or 1-201-493-6779 (international) and asking for the Amalgamated Financial Corp. Fourth Quarter 2025 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13757829. The telephonic replay will be available until January 30, 2026. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of our website at http://ir.amalgamatedbank.com/. The online replay will remain available for a limited time beginning immediately following the call. The presentation materials for the call can be accessed on the investor relations section of our website at https:// ir.amalgamatedbank.com/. About Amalgamated Financial Corp. Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of five branches across New York City, Washington D.C., and San Francisco, and a commercial office in Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country’s oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of December 31, 2025, total assets were $8.9 billion, total net loans were $4.9 billion, and total deposits were $7.9 billion. Additionally, as of December 31, 2025, trust business held $38.6 billion in assets under custody and $16.6 billion in assets under management. Non-GAAP Financial Measures This release (and the accompanying financial information and tables) refer to certain non-GAAP financial measures including, without limitation, “Core operating revenue,” “Core non-interest expense,” “Core non-interest income,” “Core net income,” “Tangible common equity,” “Average tangible common equity,” “Core return on average assets,” “Core return on average tangible common equity,” “Core efficiency ratio,” “Super-core deposits,” “Tangible assets,” “Tangible book value,” and “Traditional securities.” Management utilizes this information to compare the operating performance for the quarter and the year ended December 31, 2025 versus certain periods in 2025 and 2024 and to prepare internal projections. We believe these non- GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of operating performance. In addition, because intangible assets such as goodwill and other discrete items unrelated to the core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare the results to those of other companies. The presentation of non-GAAP financial information, however, is not intended to be considered in isolation or as a substitute for GAAP financial measures. We strongly encourage readers to review the GAAP financial measures included in this release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this release with other companies’ non-GAAP financial measures having the same or similar names. Reconciliations of non- 5

GAAP financial disclosures to comparable GAAP measures found in this release are set forth in the final pages of this release and also may be viewed on our website, amalgamatedbank.com. Terminology Certain terms used in this release are defined as follows: “Core efficiency ratio” is defined as “Core non-interest expense” divided by “Core operating revenue.” The Company believes the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income. “Core net income” is defined as net income after tax excluding gains and losses on sales of securities, ICS One-Way Sell fee income, changes in fair value on loans held-for-sale, gains on the sale of owned property, subdebt repurchase gain, costs related to branch closures, restructuring/severance costs, tax credits and accelerated depreciation on solar equity investments, and taxes on notable pre-tax items. The Company believes the most directly comparable GAAP financial measure is net income. “Core non-interest expense” is defined as total non-interest expense excluding costs related to branch closures, and restructuring/severance. The Company believes the most directly comparable GAAP financial measure is total non-interest expense. “Core non-interest income” is defined as total non-interest income excluding gains and losses on sales of securities, ICS One-Way Sell fee income, changes in fair value on loans held-for-sale, gains on the sale of owned property, subdebt repurchase gain, and tax credits and accelerated depreciation on solar equity investments. The Company believes the most directly comparable GAAP financial measure is non-interest income. “Core operating revenue” is defined as total net interest income plus “core non-interest income”. The Company believes the most directly comparable GAAP financial measure is the total of net interest income and non-interest income. “Core return on average assets” is defined as “Core net income” divided by average total assets. The Company believes the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets. “Core return on average tangible common equity” is defined as “Core net income” divided by average “tangible common equity.” The Company believes the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity. “Super-core deposits” are defined as total deposits from commercial and consumer customers, with a relationship length of greater than 5 years. The Company believes the most directly comparable GAAP financial measure is total deposits. “Tangible assets” are defined as total assets excluding, as applicable, goodwill and core deposit intangibles. The Company believes the most directly comparable GAAP financial measure is total assets. “Tangible common equity”, and “Tangible book value” are defined as stockholders’ equity excluding, as applicable, minority interests, goodwill and core deposit intangibles. The Company believes that the most directly comparable GAAP financial measure is total stockholders’ equity. “Tangible common equity ratio” is “Tangible common equity” divided by “Tangible assets.” The Company believes the most directly comparable performance ratio derived from GAAP financial measures is an equity ratio calculated by dividing average equity by average assets. 6

"Traditional securities" is defined as total investment securities excluding PACE assessments. The Company believes the most directly comparable GAAP financial measure is total investment securities. 7

Forward-Looking Statements Statements included in this release that are not historical in nature are intended to be, and are hereby identified as, forward- looking statements within the meaning of the Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified through the use of forward- looking terminology such as “may,” “will,” “anticipate,” “aspire,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “in the future,” and “intend,” as well as other similar words and expressions of the future. Forward- looking statements are subject to known and unknown risks, uncertainties and other factors, any or all of which could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: 1. uncertain conditions in the banking industry and in national, regional and local economies in core markets, which may have an adverse impact on business, operations and financial performance; 2. deterioration in the financial condition of borrowers resulting in significant increases in credit losses and provisions for those losses; 3. deposit outflows and subsequent declines in liquidity caused by factors that could include lack of confidence in the banking system, a deterioration in market conditions or the financial condition of depositors; 4. changes in deposits, including an increase in uninsured deposits; 5. ability to maintain sufficient liquidity to meet deposit and debt obligations as they come due, which may require that the Company sell investment securities at a loss, negatively impacting net income, earnings and capital; 6. unfavorable conditions in the capital markets, which may cause declines in stock price and the value of investments; 7. negative economic and political conditions that adversely affect the general economy, housing prices, the real estate market, the job market, consumer confidence, the financial condition of borrowers and consumer spending habits, which may affect, among other things, the level of non-performing assets, charge-offs and provision expense; 8. fluctuations or unanticipated changes in the interest rate environment including changes in net interest margin or changes in the yield curve that affect investments, loans or deposits; 9. the general decline in the real estate and lending markets, particularly in commercial real estate in the Company’s market areas, and the effects of the enactment of or changes to rent-control and other similar regulations on multi- family housing; 10. potential implementation by the current presidential administration of a regulatory reform agenda that is significantly different from that of the prior presidential administration, impacting the rule making, supervision, examination and enforcement of the banking regulation agencies; 11. changes in U.S. trade policies and other global political factors beyond the Company’s control, including the imposition of tariffs, which raise economic uncertainty, potentially leading to slower growth and a decrease in loan demand; 12. the outcome of legal or regulatory proceedings that may be instituted against us; 13. inability to achieve organic loan and deposit growth and the composition of that growth; 14. composition of the Company’s loan portfolio, including any concentration in industries or sectors that may experience unanticipated or anticipated adverse conditions greater than other industries or sectors in the national or local economies in which the Company operates; 15. inaccuracy of the assumptions and estimates the Company makes and policies that the Company implements in establishing the allowance for credit losses; 16. changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; 17. any matter that would cause the Company to conclude that there was impairment of any asset, including intangible assets; 18. limitations on the ability to declare and pay dividends; 19. the impact of competition with other financial institutions, including pricing pressures and the resulting impact on results, including as a result of compression to net interest margin; 20. increased competition for experienced members of the workforce including executives in the banking industry; 8

21. a failure in or breach of operational or security systems or infrastructure, or those of third party vendors or other service providers, including as a result of unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; 22. increased regulatory scrutiny, privacy concerns, and exposure from the use of “big data” techniques, machine learning, and artificial intelligence; 23. a downgrade in the Company’s credit rating; 24. “greenwashing claims” against the Company and environmental, social, and governance ("ESG") products and increased scrutiny and political opposition to ESG and diversity, equity, and inclusion ("DEI") practices; 25. any unanticipated or greater than anticipated adverse conditions (including the possibility of earthquakes, wildfires, and other natural disasters) affecting the markets in which the Company operates; 26. physical and transitional risks related to climate change as they impact the business and the businesses that the Company finances; 27. future repurchase of the Company’s shares through the Company’s common stock repurchase program; and 28. descriptions of assumptions underlying or relating to any of the foregoing. Additional factors which could affect the forward-looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at https://www.sec.gov/. We disclaim any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law. Investor Contact: Jamie Lillis Solebury Strategic Communications shareholderrelations@amalgamatedbank.com 800-895-4172 9 amalgamated FINANCIAL CORP.

Consolidated Statements of Income

($ in thousands)	Three Months Ended December 31, 2025 (unaudited)	Three Months Ended September 30, 2025 (unaudited)	Three Months Ended December 31, 2024 (unaudited)	Year Ended December 31, 2025 (unaudited)	Year Ended December 31, 2024
INTEREST AND DIVIDEND INCOME					
Loans	$ 61,730	$ 62,321	$ 58,024	$ 240,616	$ 215,380
Securities	44,858	46,023	43,448	176,272	177,247
Interest-bearing deposits in banks	1,267	1,241	1,113	5,341	8,669
Total interest and dividend income	107,855	109,585	102,585	422,229	401,296
INTEREST EXPENSE					
Deposits	29,461	32,583	28,582	121,554	113,461
Borrowed funds	543	555	908	2,892	5,405
Total interest expense	30,004	33,138	29,490	124,446	118,866
NET INTEREST INCOME	77,851	76,447	73,095	297,783	282,430
Provision for credit losses	5,536	5,301	3,686	16,323	10,284
Net interest income after provision for credit losses	72,315	71,146	69,409	281,460	272,146
NON-INTEREST INCOME					
Trust Department fees	4,143	3,969	3,971	16,181	15,186
Service charges on deposit accounts	5,931	4,261	5,337	17,502	32,178
Bank-owned life insurance income	652	1,050	661	3,124	2,498
Losses on sale of securities and other assets, net	(485)	(1,226)	(1,003)	(3,431)	(9,698)
Gain (loss) on sale of loans and changes in fair value on loans held-for-sale, net	(3,640)	70	(4,090)	(2,720)	(8,197)
Equity method investments income (loss)	127	597	(529)	(1,733)	(831)
Other income	620	440	442	2,017	2,079
Total non-interest income	7,348	9,161	4,789	30,940	33,215
NON-INTEREST EXPENSE					
Compensation and employee benefits	26,542	25,459	24,691	98,555	93,766
Occupancy and depreciation	3,165	3,452	3,376	13,385	13,081
Professional fees	2,892	3,387	2,674	14,301	9,957
Technology	6,991	5,981	5,299	24,075	19,802
Office maintenance and depreciation	363	582	578	2,145	2,471
Amortization of intangible assets	144	144	183	574	730
Advertising and promotion	1,394	497	314	2,353	3,731
Federal deposit insurance premiums	975	1,000	715	3,775	3,715
Other expense	3,930	3,115	3,313	13,084	12,519
Total non-interest expense	46,396	43,617	41,143	172,247	159,772
Income before income taxes	33,267	36,690	33,055	140,153	145,589
Income tax expense	6,628	9,900	8,564	35,708	39,155
Net income	$ 26,639	$ 26,790	$ 24,491	$ 104,445	$ 106,434
Earnings per common share - basic	$ 0.89	$ 0.89	$ 0.80	$ 3.44	$ 3.48
Earnings per common share - diluted	$ 0.88	$ 0.88	$ 0.79	$ 3.41	$ 3.44

10

amalgamated FINANCIAL CORP.

Consolidated Statements of Financial Condition

($ in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Assets	(unaudited)	(unaudited)	
Cash and due from banks	$ 4,501	$ 5,032	$ 4,042
Interest-bearing deposits in banks	286,716	110,512	56,707
Total cash and cash equivalents	291,217	115,544	60,749
Securities:			
Available for sale, at fair value			
Traditional securities	1,580,049	1,776,256	1,477,047
Property Assessed Clean Energy ("PACE") assessments	203,502	208,427	152,011
	1,783,551	1,984,683	1,629,058
Held-to-maturity, at amortized cost:			
Traditional securities, net of allowance for credit losses of $43, $45 and $49, respectively	476,928	477,947	542,246
PACE assessments, net of allowance for credit losses of $681, $669 and $655 , respectively	1,077,087	1,034,460	1,043,959
	1,554,015	1,512,407	1,586,205
Loans held for sale	2,814	2,627	37,593
Loans receivable, net of deferred loan origination fees and costs	4,957,273	4,788,772	4,672,924
Allowance for credit losses	(57,586)	(56,479)	(60,086)
Loans receivable, net	4,899,687	4,732,293	4,612,838
Resell agreements	48,662	58,956	23,741
Federal Home Loan Bank of New York ("FHLBNY") stock, at cost	5,009	5,277	15,693
Accrued interest receivable	65,128	57,064	61,172
Premises and equipment, net	4,685	6,172	6,386
Bank-owned life insurance	108,941	108,289	108,026
Right-of-use lease asset	9,602	11,480	14,231
Deferred tax asset, net	30,750	28,013	42,437
Goodwill	12,936	12,936	12,936
Intangible assets, net	913	1,056	1,487
Equity method investments	5,221	6,528	8,482
Other assets	46,705	39,649	35,858
Total assets	$ 8,869,836	$ 8,682,974	$ 8,256,892
Liabilities			
Deposits	$ 7,949,241	$ 7,769,969	$ 7,180,605
Borrowings	69,547	75,478	314,409
Operating leases	12,255	14,800	19,734
Other liabilities	44,329	47,154	34,490
Total liabilities	8,075,372	7,907,401	7,549,238
Stockholders' equity			
Common stock, par value $0.01 per share	312	310	308
Additional paid-in capital	294,134	292,021	288,656
Retained earnings	567,269	544,901	480,144
Accumulated other comprehensive loss, net of income taxes	(32,088)	(35,210)	(58,637)
Treasury stock, at cost	(35,163)	(26,449)	(2,817)
Total stockholders' equity	794,464	775,573	707,654
Total liabilities and stockholders' equity	$ 8,869,836	$ 8,682,974	$ 8,256,892

11

Select Financial Data As of and for the As of and for the Three Months Ended Year Ended December 31, September 30, December 31, December 31, (Shares in thousands) 2025 2025 2024 2025 2024 Selected Financial Ratios and Other Data: Earnings per share Basic $ 0.89 $ 0.89 $ 0.80 $ 3.44 $ 3.48 Diluted 0.88 0.88 0.79 3.41 3.44 Core net income (non-GAAP) Basic $ 1.00 $ 0.91 $ 0.91 $ 3.68 $ 3.52 Diluted 0.99 0.91 0.90 3.64 3.48 Book value per common share (excluding minority interest) $ 26.64 $ 25.78 $ 23.07 $ 26.64 $ 23.07 Tangible book value per share (non-GAAP) $ 26.18 $ 25.31 $ 22.60 $ 26.18 $ 22.60 Common shares outstanding, par value $.01 per share(1) 29,818 30,089 30,671 29,818 30,671 Weighted average common shares outstanding, basic 29,905 30,176 30,677 30,328 30,588 Weighted average common shares outstanding, diluted 30,169 30,411 30,976 30,631 30,926 (1) 70,000,000 shares authorized; 31,045,377, 31,006,249, and 30,809,484 shares issued for the periods ended December 31, 2025, September 30, 2025, and December 31, 2024 respectively, and 29,818,424, 30,088,747, and 30,670,982 shares outstanding for the periods ended December 31, 2025, September 30, 2025, and December 31, 2024 respectively. 12

Select Financial Data

	As of and for the Three Months Ended			As of and for the Year Ended	
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Selected Performance Metrics:					
Return on average assets	1.22 %	1.23 %	1.17 %	1.23 %	1.29 %
Core return on average assets (non-GAAP)	1.37 %	1.27 %	1.34 %	1.31 %	1.30 %
Return on average equity	13.46 %	13.98 %	13.83 %	13.88 %	16.39 %
Core return on average tangible common equity (non-GAAP)	15.41 %	14.65 %	16.13 %	15.12 %	16.99 %
Average equity to average assets	9.07 %	8.80 %	8.48 %	8.84 %	7.86 %
Tangible common equity to tangible assets (non-GAAP)	8.81 %	8.79 %	8.41 %	8.81 %	8.41 %
Loan yield	5.11 %	5.22 %	5.00 %	5.10 %	4.81 %
Securities yield	5.05 %	5.09 %	5.12 %	5.10 %	5.20 %
Deposit cost	1.51 %	1.67 %	1.53 %	1.60 %	1.53 %
Net interest margin	3.66 %	3.60 %	3.59 %	3.59 %	3.51 %
Efficiency ratio (1)	54.46 %	50.95 %	52.83 %	52.40 %	50.62 %
Core efficiency ratio (non-GAAP)	51.13 %	50.17 %	49.82 %	50.65 %	50.33 %
Asset Quality Ratios:					
Nonaccrual loans to total loans	0.56 %	0.47 %	0.45 %	0.56 %	0.45 %
Nonperforming assets to total assets	0.32 %	0.26 %	0.31 %	0.32 %	0.31 %
Allowance for credit losses on loans to nonaccrual loans	207.79 %	250.60 %	286.00 %	207.79 %	286.00 %
Allowance for credit losses on loans to total loans	1.16 %	1.18 %	1.29 %	1.16 %	1.29 %
Annualized net charge-offs to average loans	0.37 %	0.81 %	0.36 %	0.43 %	0.36 %
Liquidity Ratios:					
2 day Liquidity Coverage of Uninsured Deposits %	102.85 %	101.87 %	85.78 %	102.85 %	85.78 %
Cash and Borrowing Capacity Coverage of Uninsured, Non-Supercore Deposits (%)	168.01 %	166.10 %	143.44 %	168.01 %	143.44 %
Capital Ratios:					
Tier 1 leverage capital ratio	9.36 %	9.18 %	9.00 %	9.36 %	9.00 %
Tier 1 risk-based capital ratio	14.26 %	14.21 %	13.90 %	14.26 %	13.90 %
Total risk-based capital ratio	16.44 %	16.41 %	16.26 %	16.44 %	16.26 %
Common equity tier 1 capital ratio	14.26 %	14.21 %	13.90 %	14.26 %	13.90 %

(1) Efficiency ratio is calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income

13

amalgamated FINANCIAL CORP.

Loan and PACE Assessments Portfolio Composition

(In thousands)	At December 31, 2025		At September 30, 2025		At December 31, 2024	
	Amount	**% of total loans**	**Amount**	**% of total loans**	**Amount**	**% of total loans**
Commercial portfolio:						
Commercial and industrial	$ 1,334,794	26.9 %	$ 1,273,927	26.6 %	$ 1,175,490	25.2 %
Multifamily	1,643,779	33.2 %	1,454,104	30.4 %	1,351,604	28.9 %
Commercial real estate	363,266	7.3 %	396,197	8.3 %	411,387	8.8 %
Construction and land development	24,803	0.5 %	22,554	0.4 %	20,683	0.4 %
Total commercial portfolio	3,366,642	67.9 %	3,146,782	65.7 %	2,959,164	63.3 %
Retail portfolio:						
Residential real estate lending	1,237,791	25.0 %	1,277,355	26.7 %	1,313,617	28.1 %
Consumer solar	325,154	6.6 %	335,531	7.0 %	365,516	7.8 %
Consumer and other	27,686	0.5 %	29,104	0.6 %	34,627	0.8 %
Total retail portfolio	1,590,631	32.1 %	1,641,990	34.3 %	1,713,760	36.7 %
Total loans held for investment	4,957,273	100.0 %	4,788,772	100.0 %	4,672,924	100.0 %
Allowance for credit losses	(57,586)		(56,479)		(60,086)	
Loans receivable, net	$ 4,899,687		$ 4,732,293		$ 4,612,838	
PACE assessments:						
Available for sale, at fair value						
Residential PACE assessments	203,502	15.9 %	208,427	16.9 %	152,011	12.7 %
Held-to-maturity, at amortized cost						
Commercial PACE assessments	327,735	25.6 %	300,310	24.1 %	268,692	22.5 %
Residential PACE assessments	750,033	58.5 %	734,819	59.0 %	775,922	64.8 %
Total Held-to-maturity PACE assessments	1,077,768	84.1 %	1,035,129	83.1 %	1,044,614	87.3 %
Total PACE assessments	1,281,270	100.0 %	1,243,556	100.0 %	1,196,625	100.0 %
Allowance for credit losses	(681)		(669)		(655)	
Total PACE assessments, net	$ 1,280,589		$ 1,242,887		$ 1,195,970	
Loans receivable, net and total PACE assessments, net as a % of Deposits	77.8 %		76.9 %		80.9 %	

14

amalgamated FINANCIAL CORP.

Net Interest Income Analysis

(In thousands)	Three Months Ended December 31, 2025 Average Balance	Income / Expense	Yield / Rate	September 30, 2025 Average Balance	Income / Expense	Yield / Rate	December 31, 2024 Average Balance	Income / Expense	Yield / Rate
Interest-earning assets:									
Interest-bearing deposits in banks	$ 139,164	$ 1,267	3.61 %	$ 124,728	$ 1,241	3.95%	$ 105,958	$ 1,113	4.18%
Securities[1]	3,451,195	43,940	5.05 %	3,499,587	44,895	5.09%	3,313,349	42,632	5.12%
Resell agreements	60,081	918	6.06 %	62,892	1,128	7.12%	50,938	816	6.37%
Loans receivable, net[2]	4,793,058	61,730	5.11 %	4,732,210	62,321	5.22%	4,619,723	58,024	5.00%
Total interest-earning assets	8,443,498	107,855	5.07 %	8,419,417	109,585	5.16%	8,089,968	102,585	5.04%
Non-interest-earning assets:									
Cash and due from banks	6,729			7,160			6,291		
Other assets	208,393			214,809			214,868		
Total assets	$ 8,658,620			$ 8,641,386			$ 8,311,127		
Interest-bearing liabilities:									
Savings, NOW and money market deposits	$ 4,466,244	$ 27,829	2.47 %	$ 4,691,920	$ 30,922	2.61%	$ 3,971,128	$ 26,329	2.64%
Time deposits	201,750	1,632	3.21 %	200,257	1,661	3.29%	220,205	2,085	3.77%
Brokered CDs	—	—	0.00 %	—	—	0.00%	11,822	169	5.69%
Total interest-bearing deposits	4,667,994	29,461	2.50 %	4,892,177	32,583	2.64%	4,203,155	28,583	2.71%
Other borrowings	69,534	543	3.10 %	76,500	555	2.88%	98,768	908	3.66%
Total interest-bearing liabilities	4,737,528	30,004	2.51 %	4,968,677	33,138	2.65%	4,301,923	29,491	2.73%
Non-interest-bearing liabilities:									
Demand and transaction deposits	3,073,106			2,846,392			3,239,251		
Other liabilities	62,716			65,777			65,580		
Total liabilities	7,873,350			7,880,846			7,606,754		
Stockholders' equity	785,270			760,540			704,373		
Total liabilities and stockholders' equity	$ 8,658,620			$ 8,641,386			$ 8,311,127		
Net interest income / interest rate spread		$ 77,851	2.56 %		$ 76,447	2.51%		$ 73,094	2.31%
Net interest-earning assets / net interest margin	$ 3,705,970		3.66 %	$ 3,450,740		3.60%	$ 3,788,045		3.59%
Total deposits excluding Brokered CDs / total cost of deposits excluding Brokered CDs	$ 7,741,100		1.51 %	$ 7,738,569		1.67%	$ 7,430,584		1.52%
Total deposits / total cost of deposits	$ 7,741,100		1.51 %	$ 7,738,569		1.67%	$ 7,442,406		1.53%
Total funding / total cost of funds	$ 7,810,634		1.52 %	$ 7,815,069		1.68%	$ 7,541,174		1.56%

(1) Includes Federal Home Loan Bank (FHLB) stock in the average balance, and dividend income on FHLB stock in interest income.
(2) Includes prepayment penalty interest income in 4Q2025, 3Q2025, and 4Q2024 of $855, $47, and $121, respectively (in thousands).

15

amalgamated FINANCIAL CORP.

Net Interest Income Analysis

(In thousands)	Year Ended					
	December 31, 2025			December 31, 2024		
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
Interest-earning assets:						
Interest-bearing deposits in banks	$ 136,810	$ 5,341	3.90%	$ 176,830	$ 8,669	4.90%
Securities[1]	3,384,246	172,553	5.10%	3,295,597	171,308	5.20%
Resell agreements	51,554	3,719	7.21%	89,312	5,939	6.65%
Loans receivable, net [2]	4,720,351	240,616	5.10%	4,479,038	215,380	4.81%
Total interest-earning assets	8,292,961	422,229	5.09%	8,040,777	401,296	4.99%
Non-interest-earning assets:						
Cash and due from banks	6,146			5,970		
Other assets	211,921			218,033		
Total assets	$ 8,511,028			$ 8,264,780		
Interest-bearing liabilities:						
Savings, NOW and money market deposits	$ 4,465,877	$ 114,209	2.56%	$ 3,699,972	$ 99,362	2.69%
Time deposits	213,261	7,345	3.44%	210,599	7,706	3.66%
Brokered CDs	—	—	0.00%	122,035	6,393	5.24%
Total interest-bearing deposits	4,679,138	121,554	2.60%	4,032,606	113,461	2.81%
Other borrowings	88,817	2,892	3.26%	140,539	5,405	3.85%
Total interest-bearing liabilities	4,767,955	124,446	2.61%	4,173,145	118,866	2.85%
Non-interest-bearing liabilities:						
Demand and transaction deposits	2,929,346			3,373,047		
Other liabilities	61,126			69,245		
Total liabilities	7,758,427			7,615,437		
Stockholders' equity	752,601			649,343		
Total liabilities and stockholders' equity	$ 8,511,028			$ 8,264,780		
Net interest income / interest rate spread		$ 297,783	2.48%		$ 282,430	2.14%
Net interest-earning assets / net interest margin	$ 3,525,006		3.59%	$ 3,867,632		3.51%
Total deposits excluding Brokered CDs / total cost of deposits excluding Brokered CDs	$ 7,608,484		1.60%	$ 7,283,618		1.47%
Total deposits / total cost of deposits	$ 7,608,484		1.60%	$ 7,405,653		1.53%
Total funding / total cost of funds	$ 7,697,301		1.62%	$ 7,546,192		1.58%

(1) Includes Federal Home Loan Bank (FHLB) stock in the average balance, and dividend income on FHLB stock in interest income
(2) Includes prepayment penalty interest income in December YTD 2025 and December YTD 2024 of $1.1 million and $0.1 million, respectively

16

amalgamated FINANCIAL CORP.

Deposit Portfolio Composition

(In thousands)	Three Months Ended December 31, 2025 Ending Balance	Average Balance	September 30, 2025 Ending Balance	Average Balance	December 31, 2024 Ending Balance	Average Balance
Non-interest-bearing demand deposit accounts	$ 3,234,418	$ 3,073,106	$ 2,911,442	$ 2,846,392	$ 2,868,506	$ 3,239,251
NOW accounts	184,635	172,342	175,701	173,768	179,765	174,963
Money market deposit accounts	4,000,096	3,960,099	4,140,781	4,184,050	3,564,423	3,471,242
Savings accounts	326,895	333,803	339,219	334,102	328,696	324,922
Time deposits	203,197	201,750	202,826	200,257	239,215	220,205
Brokered certificates of deposit ("CDs")	—	—	—	—	—	11,822
Total deposits	$ 7,949,241	$ 7,741,100	$ 7,769,969	$ 7,738,569	$ 7,180,605	$ 7,442,405
Total deposits excluding Brokered CDs	$ 7,949,241	$ 7,741,100	$ 7,769,969	$ 7,738,569	$ 7,180,605	$ 7,430,583

	Three Months Ended December 31, 2025 Average Rate Paid[1]	Cost of Funds	September 30, 2025 Average Rate Paid[1]	Cost of Funds	December 31, 2024 Average Rate Paid[1]	Cost of Funds
Non-interest-bearing demand deposit accounts	0.00%	0.00%	0.00 %	0.00%	0.00%	0.00%
NOW accounts	0.40%	0.50%	0.52 %	0.66%	0.72%	0.81%
Money market deposit accounts	2.47%	2.67%	2.62 %	2.80%	2.67%	2.85%
Savings accounts	1.01%	1.18%	1.24 %	1.33%	1.32%	1.37%
Time deposits	3.14%	3.21%	3.24 %	3.29%	3.54%	3.77%
Brokered CDs	—%	—%	— %	—%	—%	5.69%
Total deposits	1.38%	1.51%	1.55 %	1.67%	1.52%	1.53%
Interest-bearing deposits excluding brokered CDs	2.32%	2.50%	2.47 %	2.64%	2.54%	2.70%

[1] Average rate paid is calculated as the weighted average of spot rates on deposit accounts as of the period indicated.

17

Asset Quality (In thousands) December 31, 2025 September 30, 2025 December 31, 2024 Loans 90 days past due and accruing $ — $ — $ — Nonaccrual loans held for sale 930 459 4,853 Nonaccrual loans - Commercial 22,108 15,502 16,041 Nonaccrual loans - Retail 5,607 7,035 4,968 Nonaccrual securities 6 6 8 Total nonperforming assets $ 28,651 $ 23,002 $ 25,870 Nonaccrual loans: Commercial and industrial $ 713 $ 646 $ 872 Multifamily 10,316 2,799 — Commercial real estate — 955 4,062 Construction and land development 11,079 11,102 11,107 Total commercial portfolio 22,108 15,502 16,041 Residential real estate lending 2,419 3,644 1,771 Consumer solar 3,129 3,134 2,827 Consumer and other 59 257 370 Total retail portfolio 5,607 7,035 4,968 Total nonaccrual loans $ 27,715 $ 22,537 $ 21,009 18 amalgamated FINANCIAL CORP.

Credit Quality

($ in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Criticized and classified loans			
Commercial and industrial	$ 42,438	$ 48,857	62,614
Multifamily	45,154	11,279	8,573
Commercial real estate	—	955	4,062
Construction and land development	16,287	11,102	11,107
Residential real estate lending	2,419	3,644	6,387
Consumer solar	3,129	3,134	2,827
Consumer and other	59	257	370
Total loans	$ 109,486	$ 79,228	95,940

	December 31, 2025	September 30, 2025	December 31, 2024
Criticized and classified loans to total loans			
Commercial and industrial	0.86 %	1.02 %	1.34 %
Multifamily	0.91 %	0.24 %	0.18 %
Commercial real estate	— %	0.02 %	0.09 %
Construction and land development	0.33 %	0.23 %	0.24 %
Residential real estate lending	0.05 %	0.08 %	0.14 %
Consumer solar	0.06 %	0.07 %	0.06 %
Consumer and other	— %	0.01 %	0.01 %
Total loans	2.21 %	1.67 %	2.06 %

	December 31, 2025		September 30, 2025		December 31, 2024	
	Annualized net charge-offs (recoveries) to average loans	ACL to total portfolio balance	Annualized net charge-offs (recoveries) to average loans	ACL to total portfolio balance	Annualized net charge-offs (recoveries) to average loans	ACL to total portfolio balance
Commercial and industrial	0.12 %	0.99 %	2.54 %	1.03 %	0.53 %	1.15 %
Multifamily	0.66 %	0.29 %	— %	0.30 %	0.15 %	0.21 %
Commercial real estate	— %	0.49 %	— %	0.59 %	— %	0.39 %
Construction and land development	— %	6.07 %	— %	6.72 %	(7.19)%	6.06 %
Residential real estate lending	(0.08)%	0.58 %	(0.06)%	0.58 %	0.28 %	0.71 %
Consumer solar	2.26 %	8.66 %	2.20 %	7.94 %	1.71 %	7.96 %
Consumer and other	(0.11)%	3.35 %	0.35 %	3.36 %	0.86 %	6.83 %
Total loans	0.37 %	1.16 %	0.81 %	1.18 %	0.36 %	1.29 %

19

Reconciliation of GAAP to Non-GAAP Financial Measures

The information provided below presents a reconciliation of each of non-GAAP financial measures to the most directly comparable GAAP financial measure.

	As of and for the Three Months Ended			As of and for the Year Ended	
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
(in thousands)					
Core operating revenue					
Net Interest Income (GAAP)	$ 77,851	$ 76,447	$ 73,095	$ 297,783	$ 282,430
Non-interest income (GAAP)	7,348	9,161	4,789	30,940	33,215
Add: Loss on Sale of Securities and Other Assets	485	1,226	1,003	3,431	9,698
Less: ICS One-Way Sell Fee Income[1]	(1,886)	(420)	(1,347)	(2,417)	(17,194)
Add: Loss and changes in fair value of loans held-for-sale[6]	3,821	—	4,117	2,984	8,383
Less: Subdebt repurchase gain[2]	—	—	—	—	(1,076)
Add: Tax (credits) depreciation on solar investments[3]	287	—	920	3,466	2,016
Core operating revenue (non-GAAP)	$ 87,906	$ 86,414	$ 82,577	$ 336,187	$ 317,472
Core non-interest expense					
Non-interest expense (GAAP)	$ 46,396	$ 43,617	$ 41,143	$ 172,247	$ 159,772
Add: Gain on settlement of lease termination[4]	—	—	—	—	499
Less: Severance costs[5]	(1,447)	(260)	(1)	(1,974)	(472)
Core non-interest expense (non-GAAP)	$ 44,949	$ 43,357	$ 41,142	$ 170,273	$ 159,799
Core net income					
Net Income (GAAP)	$ 26,639	$ 26,790	$ 24,491	$ 104,445	$ 106,433
Add: Loss on Sale of Securities and Other Assets	485	1,226	1,003	3,431	9,698
Less: ICS One-Way Sell Fee Income[1]	(1,886)	(420)	(1,347)	(2,417)	(17,194)
Add: Loss and changes in fair value of loans held-for-sale[6]	3,821	—	4,117	2,984	8,383
Less: Gain on settlement of lease termination[4]	—	—	—	—	(499)
Less: Subdebt repurchase gain[2]	—	—	—	—	(1,076)
Add: Severance costs[5]	1,447	260	1	1,974	472
Add: Tax (credits) depreciation on solar investments[3]	287	—	920	3,466	2,016
Less: Tax on notable items	(828)	(296)	(1,217)	(2,247)	(473)
Core net income (non-GAAP)	$ 29,965	27,560	$ 27,968	$ 111,636	$ 107,760
Tangible common equity					
Stockholders' equity (GAAP)	$ 794,464	$ 775,573	$ 707,654	$ 794,464	$ 707,653
Less: Minority interest	—	—	—	—	—
Less: Goodwill	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(913)	(1,056)	(1,487)	(913)	(1,487)
Tangible common equity (non-GAAP)	$ 780,615	$ 761,581	$ 693,231	$ 780,615	$ 693,230
Average tangible common equity					
Average stockholders' equity (GAAP)	$ 785,270	$ 760,540	$ 704,373	$ 752,601	$ 649,343
Less: Minority interest	—	—	(132)	—	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(982)	(1,126)	(1,575)	(1,197)	(1,848)
Average tangible common equity (non-GAAP)	$ 771,352	$ 746,478	$ 689,730	$ 738,468	$ 634,426

(1) Included in service charges on deposit accounts in the Consolidated Statements of Income
(2) Included in other income in the Consolidated Statements of Income
(3) Included in equity method investments income in the Consolidated Statements of Income
(4) Included in occupancy and depreciation in the Consolidated Statements of Income
(5) Included in compensation and employee benefits in the Consolidated Statements of Income
(6) Included in changes in fair value of loans held-for-sale in the Consolidated Statements of Income

20